Exhibit 99.4

CARDINAL BANKSHARES CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M83844-P59575	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

CARDINAL BANKSHARES CORPORATION
			For	Against	Abstain
Proposal No. 1 - Approval of the Merger			☐	☐	☐

The Board of Directors unanimously recommends that you vote “FOR” the approval of the Agreement and Plan of Merger, dated November 6, 2015, by and between Cardinal Bankshares Corporation (“Cardinal”), Grayson Bankshares, Inc. (“Grayson”) and Parkway Acquisition Corp. (“Parkway”) (the “merger agreement”), pursuant to which Grayson and Cardinal will merge with and into Parkway with Parkway as the surviving corporation (the “Cardinal merger proposal”). If you (1) fail to submit a proxy or vote in person at the Cardinal special meeting, (2) mark “ABSTAİN” on your proxy or (3) fail to instruct your bank or broker how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAİNST” the Cardinal merger proposal.

			For	Against	Abstain
Proposal No. 2 - Adjournment of Special Meeting			☐	☐	☐

The Board of Directors unanimously recommends that you vote “FOR” the adjournment the special meeting to a later date or dates, if necessary to solicit additional proxies to approve the Cardinal merger proposal.

NOTE: When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. In the case of joint tenants, each joint owner must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date